Exhibit 10.1
PERSONAL AND CONFIDENTIAL

Date

EE name
Title

RE: Confidential Special Retention Incentive Award

Dear First Name,

You play a key role in our ability to successfully fulfill our purpose each day, and we have identified you as being vital to our continued operations. Given the importance of your contributions, you have been selected to receive a Special Retention Incentive Award (an “SRI Award”) to remain employed during the critical period before and shortly after the Closing Date of the transaction contemplated by the Merger Agreement between the Albertsons Companies, Inc. (the “Company”) and The Kroger Company (the “Merger Agreement”).

Conditioned upon your continuous employment with the Company or one of its subsidiaries or successors, including The Kroger Company and SpinCo, as that term is defined in the Merger Agreement, you are eligible to receive a total SRI Award of $x, less applicable withholdings. SRI Awards are denominated in cash and payable in two SRI Installments:

•50% will be earned on the Closing Date; and
•50% will be earned 6 months following the Closing Date.
•If the Merger Agreement is terminated, the first SRI Installment will be earned the later of October 13, 2024, or the Termination Date of the Merger Agreement, and the second SRI Installment will be earned the later of October 13, 2025, or the Termination Date.
Installment will be paid no later than the payroll period following the date earned.

Payment of the SRI Award is also conditioned upon:
•Satisfactory performance of your duties through the applicable Installment payment date;
•Compliance with all Company policies, the Company Code of Business Conduct and all federal, state, and local laws and regulations; and
•Compliance with the terms of your written employment agreement, including but not limited to the Restrictions and Obligations relating to Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement.

If you are terminated, on or after the Closing Date for one of the following reasons, any unpaid SRI Award Installment will be paid as soon as administratively practicable after you execute a general release of claims (a “Release”) to be provided by the Company, but no later than thirty (30) days thereafter: 1

1However, to the extent required by Section 409A of the Internal Revenue Code of 1986, if the period between the date of the Termination Triggering Event and the deadline for execution of the Release spans two (2) calendar years, any such SRI Award Installment shall not be paid until the second calendar year. For purposes of Section 409A, each installment payment is deemed to be a separate payment.

•due to your death or disability (as defined in your written employment agreement) while any portion of the SRI Award is outstanding;
•by the Company without Cause, as that term is defined in your written employment agreement;
•if you resign from your employment, for Good Reason as that term is defined in your written employment agreement.

Please keep your invitation to participate confidential, and please direct questions to . If you wish to receive the SRI Award, please sign below by March 15th, 2023. Thank you for your ongoing commitment to the Company.

Sincerely,

Vivek Sankaran
President & Chief Executive Officer

By signing below, I acknowledge that I have read and understood the terms and conditions of the Special Incentive Award, and I agree to the terms and conditions.

___________________________________________
Associate Signature and Date EMP ID: XXX